Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Francis M. Rowan
Linens ‘n Things
(973) 815-2929
frowan@lnt.com

Linens ‘n Things Announces New Credit Facility

Clifton, NJ — October 25, 2007 — Linens Holding Co. (the “Company”), a leading home furnishings specialty retailer known as “Linens ‘n Things,” today announced that its wholly-owned subsidiaries, Linens ‘n Things, Inc. (“LNT”), Linens ‘n Things Center, Inc., and Linens ‘n Things Canada Corp., have entered into a new $700 million Credit Agreement with GE Capital Markets, Inc. (along with all affiliates, “GE Capital Markets”) as arranger and bookmanager. The existing $700 million credit facility with affiliates of UBS Securities LLC has been replaced in its entirety by this new credit facility.

Early in the third quarter, GE Capital (GE - Global Sponsor Finance) approached the Company and proposed a new asset-based credit facility with materially improved terms relative to the former credit facility and, in August 2007, the Company obtained an underwriting commitment related to the entire facility from GE Capital (GE – Global Sponsor Finance). The new facility is beneficial to the Company compared to its prior credit facility in several respects. Among other things, the Company has obtained increases in its advance rates on inventory and accounts receivable for its borrowing base computation as well as the elimination of all financial maintenance covenants. As a result of entering into this facility, the Company’s liquidity position will be significantly enhanced compared to its existing credit facility.

All of the agent banks in the Company’s former credit facility continue to be participants in the new credit facility.

The new Credit Agreement will be filed as an exhibit to a Form 8-K that will be filed by the Company with the SEC. General Electric Capital Corporation will act as U.S. Administrative Agent and U.S. Collateral Agent and GE Canada Finance Holding Company will act as Canadian Administrative Agent and Canadian Collateral Agent.

Linens ‘n Things, with 2006 sales of approximately $2.8 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of June 30, 2007, Linens ‘n Things operated 580 stores in 47 states and seven provinces across the United States and Canada. More information about Linens ‘n Things can be found online at www.lnt.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements. The Company believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, and we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions; changes in the retailing environment and consumer spending habits; inclement weather and natural disasters; competition from existing and potential competitors; the amount of merchandise markdowns; loss or retirement of key members of management; increases in the costs of borrowings and unavailability of additional debt or equity capital; impact of our substantial indebtedness on our operating income and our ability to grow; the cost of labor; labor disputes; increased healthcare benefit costs; and other costs and expenses. This list of factors is not intended to be exhaustive.